[KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP letterhead]

Exhibit 5

August 12, 2005

HEALTH SCIENCES GROUP, INC.

Howard Hughes Center

6080 Center Drive, 6th Floor

Los Angeles, California  90045

Attention:  Fred Tannous, CEO

Re:

Health Sciences, Inc., Registration Statement on Form S-8

Dear Ladies and Gentlemen:

We have acted as your counsel in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed this date with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of  5,000,000 shares of Common Stock, par value $.001 per share of Health Sciences Group, Inc., a Delaware corporation, consisting of:

(1)  4,397,260 shares (the “Plan Shares”) issuable upon

(a) the grant or purchase of Deferred Stock and Restricted Stock, and

(b) the exercise of stock options granted,

under the Health Sciences Group Inc., 2005 Stock Option, Deferred Stock and Restricted Stock Plan (the “Plan”), and

(2)  602,740 shares which have heretofore been granted under the Plan (the “Outstanding Shares”) and are covered by the Reoffer Prospectus included in the Registration Statement, which Reoffer Prospectus has been prepared in accordance with Part I of Form S-3 pursuant to General Instruction C 1 of Form S-8.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering this opinion, we have examined the

Health Sciences Group, Inc.

August 12, 2005

Registration Statement, the Plan, the Company’s Certificate of Incorporation and Bylaws, and the corporate action of the Company that provides for adoption of the Plan and the issuance of the shares under the Plan, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company.  In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware constitution and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that:

(1) the Outstanding Shares are duly authorized, validly issued, fully paid, and nonassessable, and

(2) the Plan Shares are duly authorized for issuance by the Company and, when issued upon exercise of the applicable options or granted or purchased pursuant to the Plan and paid for as provided in such options or Plan, as the case may be, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters.”  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ KIRKPATRICK & LOCKHART NICHOLSON GRAHAM

KIRKPATRICK& LOCKHART NICHOLSON GRAHAM